UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2006

GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana	0-21086	72-1212563
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or Organization)
8000 Global Drive	70665
P.O. Box 442, Sulphur, LA	70664-0442
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including Area Code:  (337) 583-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 2, 2006, Global Industries, Ltd. issued a press release announcing its operating results for the second quarter and six months ended June 30, 2006, a copy of which is attached as Exhibit 99.1 to this Report and incorporated into this Item 2.02.

Item 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(a)       Financial statements of business acquired.

Not Applicable.

(b)       Pro forma financial information.

Not Applicable.

(c)        Shell company transactions.

Not applicable.

(d)        Exhibits.

99.1 Global Industries, Ltd. press release dated August 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.

Date: August 2, 2006	By:	/S/ PETER S. ATKINSON
Name: Peter S. Atkinson
Title: President and Chief Financial Officer

EXHIBIT INDEX

             Exhibit
             Number            Exhibit Description

99.1                   Global Industries, Ltd. press release dated August 2, 2006.

                                                                                                    For Immediate Release
PRESS RELEASE                                                                     Contact: James Gallagher
                                                                                                    Tel: 281.529.7979

Global Industries, Ltd. Announces Record Operating Results for the Second Quarter and Six
Months Ended June 30, 2006

Carlyss, Louisiana, (August 2, 2006) Global Industries, Ltd. (Nasdaq: GLBL) announced record results for the second quarter ended June 30, 2006. Revenues were $367.6 million for the second quarter of 2006, an improvement of $158.3 million, or 76%, over the same period a year ago. Gross profit was $101.1 million for the quarter, an improvement of $63.6 million, or 169%, compared to last year's second quarter. Net income for the second quarter of 2006 increased by $50.0 million to $62.4 million, or $0.53 per diluted share, as compared to net income of $12.4 million, or $0.11 per diluted share, for the same period last year.

The improvement in net income was primarily due to the improvement in gross profit which was supplemented by a $13.7 million pre-tax (or $0.08 per diluted share, net of taxes) reduction in the loss provision for litigation partially offset by a $4.5 million (or $0.03 per diluted share, net of taxes) loss on asset impairments which was recorded in the second quarter of 2006. A reduction in our effective tax rate also contributed significantly to the improvement in net income. The improvement in gross profit was primarily due to the combined effects of improved worldwide utilization of our major construction vessels, improved productivity in our Latin America segment, and improved pricing in certain segments. The loss on asset impairments was related to the residual book values of certain smaller vessels which were permanently retired from service during the second quarter of 2006. Our effective annual income tax rate declined to 34.9% in the second quarter of 2006 from 45.5% in the same period last year primarily due to improved operating results in foreign jurisdictions which are taxed under a deemed profits (i.e., percent of revenue) regime.

During the second quarter of 2006, we booked $371.2 million of new work resulting in a backlog of $693.5 million as of June 30, 2006 compared to a backlog of $436.0 million as of June 30, 2005.

William J. Doré, Global's Chairman and Chief Executive Officer, said, "I am pleased to announce these outstanding results which show the potential of our company in the current market conditions.  Our outlook remains strong as energy prices trade near historical highs and our backlog for the balance of 2006 still stands at record levels despite the record revenues earned in the current quarter.  We are continuing to address the challenges posed by increasing cost pressures, lower than expected backlog for 2007,  and the age of some of our vessels during this period of high demand and have retired four smaller vessels.  We have taken delivery of a newly built dive support vessel under long-term charter and are evaluating other options for expanding and modernizing our fleet."

A conference call will be held at 9:00 a.m. Central Daylight Saving Time on Thursday, August 3, 2006. Anyone wishing to listen to the conference call may dial 888.790.9477 or 210.234.9633 and ask for the "Global Second Quarter Earnings" call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company's website at www.globalind.com, where it will also be archived for anytime reference until August 18, 2006.

All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global's express written consent.

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico's Bay of Campeche. The Company's shares are traded on The NASDAQ Select Market under the symbol "GLBL."

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company's results of operations and
	selected balance sheet amounts for the periods indicated
	(in thousands, except per share amounts)
	Quarter Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Results of Operations
Revenues	$367,631	$209,359	$613,898	$346,615
Cost of operations	266,494	171,825	464,631	284,784
Gross profit	101,137	37,534	149,267	61,831
Loss on asset impairments	4,485	--	4,485	--
Provision for Vinci (GTM) litigation	(13,699)	--	(13,699)	--
Net (gain) on asset disposal	(216)	(2,503)	(507)	(2,615)
Selling, general and administrative expenses	14,710	14,393	30,996	24,675
Operating income	95,857	25,644	127,992	39,771
Other expense:
Interest expense	2,460	2,480	4,496	4,864
Other (income)	(1,060)	(817)	(1,093)	(1,546)
Income before taxes	94,457	23,981	124,589	36,453
Income taxes	32,074	11,628	43,442	16,604
Net income	$62,383	$12,353	$81,147	$19,849

Earnings Per Common Share
Basic earnings per share	$0.54	$0.11	$0.70	$0.18
Diluted earnings per share	0.53	0.11	0.69	0.17

Weighted Average Common Shares Outstanding
Basic	115,650	112,512	115,181	112,557
Diluted	117,478	115,346	116,915	114,911

Other Data
Depreciation and Amortization	$17,199	$14,022	$31,654	$26,052
Backlog at end of period			693,471	435,998

	As of	As of
	June 30, 2006	December 31, 2005
Selected Balance Sheet Amounts

Cash	$143,298	$128,615
Working Capital (including cash)	317,642	232,050
Total Assets	1,003,545	857,314
Debt	75,240	77,220
Shareholders' Equity	592,668	496,805

	Set forth are the Company's results of operation
	for the periods indicated
	(In thousands)
	Quarter Ended June 30		Six Months Ended June 30
Reportable Segments	2006	2005	2006	2005
Total Segment Revenues
Gulf of Mexico OCD	$52,440	$22,672	$112,432	$45,990
Gulf of Mexico Diving	27,674	10,178	57,135	23,698
Latin America	143,974	96,705	206,468	162,461
West Africa	56,288	5,802	89,369	9,320
Middle East	60,190	28,886	132,461	53,768
Asia Pacific	44,969	48,549	50,317	58,919
	385,535	212,792	648,182	354,156

Intersegment eliminations
Gulf of Mexico Diving	(9,599)	(2,792)	(25,344)	(6,900)
Latin America	(583)	--	(1,218)	--
Middle East	(4,623)	(414)	(4,623)	(414)
Asia Pacific	(3,099)	(227)	(3,099)	(227)
Subtotal	(17,904)	(3,433)	(34,284)	346,615

Consolidated revenues	$367,631	$209,359	$613,898	$346,615

Income (loss) before taxes
Gulf of Mexico OCD.	$14,634	$6,755	$26,265	$16,676
Gulf of Mexico Diving	7,599	3,561	15,529	8,391
Latin America	28,544	(826)	27,432	1,650
West Africa	13,622	(3,459)	17,705	(7,575)
Middle East	9,268	11,145	21,189	17,654
Asia Pacific	7,006	6,497	3,157	(1,088)
Corporate (Vinci Settlement)	13,699	--	13,699	--
Over (under) allocated
corporate expenses	85	308	(387)	745
..... Consolidated income before taxes	$94,457	$23,981	$124,589	$36,453